Exhibit 99(k)(1)

FORM OF ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of June 12, 2008 by and between LEGG MASON PERMAL GLOBAL ACTIVE STRATEGIES TEI FUND, a Delaware statutory trust (the “Fund”), and PFPC INC., a Massachusetts corporation (“PFPC”).  Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

The Fund is registered as a closed-end, non-diversified management investment company under the 1940 Act.

The Fund wishes to retain PFPC to provide administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Appointment.  The Fund hereby appoints PFPC to provide administration and accounting services, in accordance with the terms set forth in this Agreement.  PFPC accepts such appointment and agrees to furnish such services.  PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto.

2.             Compliance with Rules and Regulations.  PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder.  Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

3.             Instructions.

(a)           Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)           PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement.  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Governing Board, unless and until PFPC receives Written Instructions to the contrary.

(c)           The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that

PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

4.             Right to Receive Advice.

(a)           Advice of the Fund.  If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)           Advice of Counsel.  If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)           Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may, in good faith, rely upon and follow the advice of counsel; provided that reasonable prior notice has been given to the Fund.  Upon receipt of such notice, the Fund shall promptly and timely notify PFPC in writing of its agreement or disagreement to any actions or any omissions to act PFPC proposes to take pursuant to counsel’s advice.  In the event that the Fund has timely notified PFPC in writing of its disagreement, PFPC and the Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Fund’s objection.  In the event where, after such consultation, PFPC and the Fund are unable to agree on the actions or omissions in question, PFPC shall consult independent counsel reasonably acceptable to the Fund, and may rely upon the advice of such independent counsel.

(d)           No Obligation to Seek Advice.  Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

5.             Records; Visits.

(a)           The books and records pertaining to the Fund which are in the possession or under the control of PFPC shall be the property of the Fund.  The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.  Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, provided that PFPC has taken commercially reasonable efforts to assure that adequate back-up is made of such electronic media.

(b)           PFPC shall keep the following records:

(i)            all books and records with respect to the Fund’s books of account;

(ii)           records of the Fund’s securities transactions; and

(iii)          other books and records required to be maintained pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act to the extent such books and records necessarily and specifically relate to the Services to be performed by PFPC under this Agreement.

(c)           In the event of any requests or demands for the inspection of Shareholder records of the Fund, PFPC will notify the Fund of such request and seek Written Instructions as to the handling of the request; provided, however, that PFPC may, upon prior written notice to the Fund, exhibit the Shareholder records to any person whenever it is advised by counsel that PFPC may be held liable for the failure to comply with such request.

(d)           PFPC may house these records in a third party storage facility provided that such third party storage facility provides storage consistent with PFPC’s obligations hereunder.

6.             Confidentiality.

(a)           Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  The Fund and PFPC shall not sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party.  Confidential Information shall include:

(i)            any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)           any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

(iii)          all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)          anything designated as confidential.

(b)           Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)            is already known to the receiving party at the time it is obtained;

(ii)           is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)          is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)          is released by the protected party to a third party without restriction;

(v)           is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided that the receiving party provides prior written notice to the other party, if practicable under the circumstances);

(vi)          is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)         is disclosed to independent contractors, auditors and professional advisors (including, without limitation, information disclosed in connection with an independent third party compliance or other review), provided such independent contractors, auditors and professional advisors are subject to substantially the same confidentiality provisions as the parties hereunder;

(viii)        is disclosed by a party to its parent corporation, affiliates, subsidiaries and affiliated companies and employees, provided that each such party uses reasonable efforts to ensure that Confidential Information is not disclosed in breach of this Agreement;

(ix)           is necessary for PFPC to release such information in connection with the provision of services under this Agreement (provided the recipient of such information is subject to substantially the same confidentiality provisions as the parties hereunder); or

(x)            has been or is independently developed or obtained by the receiving party.

(c)           PFPC has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information.  PFPC acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose or permit its agents to disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(d)           The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

7.             Liaison with Accountants.  PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund.  PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

8.             PFPC System.  PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund; provided that the foregoing language shall not grant PFPC any right, title or interest to the foregoing items to the extent the foregoing items have been given to PFPC by the Fund or as otherwise agreed to between the parties.

9.             Disaster Recovery.  PFPC shall maintain during the term of this Agreement a reasonable back-up, business continuity and disaster recovery plan (“Plan”) that requires PFPC to maintain (and to be able to readily access) back-up files of the Fund’s data and records that PFPC is required to maintain pursuant to this Agreement at a location other than the site at which PFPC maintains the primary copies of such data and records.  PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own breach of its Standard of Care (defined in Section 11 below) in performing its duties or obligations under this Agreement.

10.          Compensation.

(a)           As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC from time to time.  PFPC shall at its own expense provide or procure the provision of such office accommodations, staffing and other facilities as may be required to enable it to perform the Services herein, provided that the Fund shall not be entitled to the exclusive use of any such accommodation or to the exclusive services of any member of PFPC’s staff.

(b)           The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Governing Board and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

11.          Standard of Care/Limitations of Liability.

(a)           PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  Subject to the terms of this Section 11 and Section 12, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) and such Fund Indemnified Parties (as defined below) for damages only to the extent caused by, or a result of, PFPC’s own willful misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

(b)           Notwithstanding anything in this Agreement (whether contained anywhere in Sections 13-15 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC’s reasonable interpretation of tax positions or its reasonable interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reasonable reliance except to the extent such loss or damage is substantially due to PFPC’s breach of its Standard of Care hereunder.

(c)           PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party.  In any such event, PFPC shall give commercially reasonable notice to the Fund, and shall use commercially reasonable efforts to minimize any interruption to services provided hereunder.  If the event continues to prevent or delay performance for thirty (30) days after the notice is given, the Fund may immediately terminate this Agreement by written notice to PFPC.  This Section shall not relieve PFPC of its obligations under Section 9 (Disaster Recovery).

(d)           PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which conforms to the applicable requirements of this Agreement and which PFPC reasonably believes to be genuine.  PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in reasonable reliance upon Oral Instructions or Written Instructions or advice of counsel obtained in accordance with this Agreement.  PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e)           Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)            Each party shall have a duty to mitigate damages for which the other party may become responsible.

(g)           This Section 11 shall survive termination of this Agreement.

12.          Indemnification.

(a)           The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) (“Claims”) arising directly or indirectly from any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund except to the extent such Claims arise as a result of a breach of PFPC’s Standard of Care hereunder.

(b)           PFPC agrees to indemnify, defend and hold harmless the Fund and its directors, trustees, officers, agents and employees (“Fund Indemnified Parties”) to the extent any Claims arise as a result of a breach of PFPC’s Standard of Care hereunder; provided, however, that in no event shall a Fund Indemnified Party be entitled to indemnification hereunder from any Claims arising directly or indirectly from a Fund Indemnified Party’s own negligence, intentional misconduct, fraud, bad faith or reckless disregard.

(c)           In any case in which a party (“Indemnified Party”) shall seek indemnification from any other (the “Indemnifying Party”) under this Section 12, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim.  The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(d)           Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Section 12 shall be each party’s sole and exclusive remedy for claims or other actions or proceedings to which a party’s obligations pursuant to this Section 12 may apply.

(e)           The obligations of the parties hereto under this Section 12 shall survive termination of this Agreement.

13.          Description of Accounting Services on a Continuous Basis.  PFPC will perform the following accounting services if required or as applicable with respect to the Fund:

(i)            Journalize investment, capital and income and expense activities;

(ii)           Verify and record investment buy/sell trade tickets when received from the investment adviser for the Fund (the “Adviser”);

(iii)          Maintain individual ledgers for investment securities;

(iv)          Maintain historical tax lots for each security;

(v)           Record and reconcile corporate action activity and all other capital changes;

(vi)          Reconcile cash and investment balances with the Fund’s custodian(s)/prime broker(s), and provide the Adviser with the beginning cash balance available for investment purposes and update the cash availability throughout the day as reasonably required by the Fund, including details of cash investments related to securities and payment of Fund expenses;

(vii)         Calculate contractual expenses, including, but not limited to, management, administration, accounting and custody fees, as applicable, in accordance with the Fund’s Prospectus and Organizational Documents;

(viii)        Maintain expense budget and monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(ix)           Calculate capital gains and losses;

(x)            Determine net income;

(xi)           Determine applicable foreign exchange gains and losses on payables and receivables;

(xii)          In respect of investments in private investment funds, obtain monthly prices from each underlying fund’s administrator or portfolio manager and, if unable to obtain such valuations, notify the Fund or its designee(s).  To the extent the Fund invests in securities or assets other than private investment funds, obtain security market quotes and currency exchange rates from independent pricing sources approved by the Fund, of if such quotes or rates are unavailable, then obtain the same from the Fund or its designee(s), and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that PFPC shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by an underlying fund, the Fund or its designee(s), or any other pricing source, nor shall PFPC have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiii)         Transmit or make available a copy of the portfolio valuation to the Adviser as agreed upon between the Fund and PFPC including a comparison of estimated prices used to value the Fund’s investments and final prices received subsequent to valuation; and

(xiv)        Compute the Fund’s net asset value (“NAV”) at such times and in such manner as set forth in the Prospectus and Organizational Documents, and deliver or procure the delivery of the NAV to the Fund and such other persons as may be reasonably requested by the Fund;

(xv)         Prepare the Fund’s annual and semi-annual financial statements, and such other financial statements as the Fund may reasonably request;

(xvi)        Assist the Fund’s auditors with the annual audit and provide such services to the Fund’s accountant(s) as provided in Section 7 hereto;

(xvii)       As appropriate, compute total return, expense ratios and portfolio turnover rate; and

(xviii)      Prepare and provide to the Fund or its designee(s) a monthly Accounting Package consisting of reports and related information pertaining to the Fund’s activities, including investment transactions, shareholder transactions, investment valuations, income and expense accruals, fee calculations and such other reports as may reasonably be requested from time to time by the Fund or its designee(s); and

(xix)         Perform such additional accounting services as may subsequently be agreed upon in writing between the Fund and PFPC.

14.          Description of Administration Services on a Continuous Basis.  PFPC will perform the following administration services if required or as applicable with respect to the Fund:

(i)            Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(ii)           Prepare monthly security transaction listings;

(iii)          Assist in the preparation of registration statements and other filings relating to the registration of Shares;

(iv)          Assist in the preparation of and coordinate the printing of Fund’s annual and semi-annual reports;

(v)           Provide, to the extent contained in the Fund’s accounting records held by PFPC, materials required for reporting to the Governing Board as may be reasonably requested from time to time;

(vi)          Assist in the preparation of SEC Forms N-CSR, Forms N-SAR, Forms N-Q and Forms N-30D; and assist in the preparation of such other reports and documents required to be filed by the Fund with the SEC under the 1940 Act, as may be mutually agreed to in writing by the parties;

(vii)         Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC.

15.          Description of Investor Services on a Continuous Basis.  PFPC will perform the following investor services if required with respect to the Fund:

(i)            Maintain the register of Shareholders of the Fund, which shall include the name, address and tax identification of Shareholders, and enter on such register all issues, transfers and repurchases of Shares in the Fund;

(ii)           Arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the procedures set forth in the Prospectus and Organizational Documents;

(iii)          Process subscriptions in accordance with the Prospectus and Organizational Documents.  Such processing shall include PFPC’s review of a prospective investor’s completed subscription application/agreement as required by the Fund (“Subscription Documents”).  Upon determining that such Subscription Documents have been fully completed, PFPC shall forward the completed Subscription Documents to the Fund or its designee for final approval of the prospective investor’s admission into the Fund.  For the avoidance of doubt, the parties understand and agree that PFPC’s review of Subscription Documents hereunder shall be limited to its review of such Subscription Documents for completion only.  Nothing herein shall impose upon PFPC an obligation to conduct a substantive review of Subscription Documents (for compliance with any requirements under Regulation D under the 1933 Act or otherwise), nor shall

PFPC be deemed to be exercising any power or authority on behalf of the Fund to approve a prospective investor as eligible or qualified to invest in the Fund;

(iv)          Process repurchases in accordance with the procedures set forth in the Prospectus and Organizational Documents;

(v)           Coordinate the printing, mailing and tracking of periodic tender offers (e.g., collect responses to tender offers, verify completed form is in good order and timely, and provide daily tender offer reports and final tender offer report), and prepare promissory notes promptly after the close of the tender period;

(vi)          Process all requests to transfer Shares in accordance with the transfer procedures set forth in the Prospectus, and effectuate a transfer of Shares upon receipt of Written Instructions;

(vii)         Upon Written Instructions, process and execute the distribution of dividends and other distributions to Members, to the extent applicable, in accordance with the Prospectus and the Organizational Documents;

(viii)        Forward any Shareholder inquiries to the Fund and assist the Fund in responding to such inquiries when necessary;

(ix)          Upon receipt of Written Instructions, mail to Shareholders quarterly reports and financial statements, as well necessary correspondence and such other reports and other written material designated by the Fund;

(x)            Notify the Adviser and/or accounting agent of any Share activity;

(xi)           Annually mail Schedule K-1s to Shareholders; and

(xii)         Perform such additional investor services as may subsequently be agreed upon in writing between the Fund and PFPC.

16.          Description of Tax Services.  PFPC will perform the following tax services if required with respect to the Fund:

(i)            Prepare federal Form 1065, including Schedules K-1 for the Fund’s Shareholders (“K-1s”) and sign and acknowledge as a paid preparer;

(ii)           Prepare each state and local income tax return that is required to be filed by the Fund as a paid preparer;

(iii)          Prepare Forms 1042 and 1042-S to report U.S. dividend income and withholding tax to non-U.S. partners as a paid preparer;

(iv)          Mail or otherwise deliver to the Fund’s Shareholders in a timely manner the K-1s referenced in sub-section 16(i) above; and

(v)           Mail or otherwise deliver to the Fund or its designee in a timely manner the documents referenced in sub-section 16(i) through (iii) above.

17.          Duration and Termination.  Except as otherwise provided in this Agreement, this Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days’ prior written notice to the other party.  In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.  PFPC will reasonably cooperate with the Fund and any successor service provider or providers with respect to a conversion.

18.          Notices.  All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.  Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, DE  19809, attn: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, at the address of the Fund or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

19.          Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by both parties.  For the avoidance of doubt, it is acknowledged and agreed that this Agreement may not be modified or amended by an Oral Instruction.

20.          Delegation; Assignment.  PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days prior written notice of such assignment or delegation.

21.          Facsimile Signatures; Counterparts.  This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

22.          Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.          Miscellaneous.

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its offering documents or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(c)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)           Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)           Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

(f)            Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)           No Representations or Warranties.  Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)            Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Title:

LEGG MASON PERMAL GLOBAL ACTIVE
STRATEGIES TEI FUND

By:

Title:

APPENDIX A

Definitions

As used in this Agreement:

(a)           “1933 Act” means the Securities Act of 1933, as amended.

(b)          “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)           “1940 Act” means the Investment Company Act of 1940, as amended.

(d)          “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)           “Governing Board” means the Board of Trustees of the Fund or, as duly authorized, a competent committee thereof.

(f)           “Organizational Documents” means, in the case of the Fund, the certificate of trust, the agreement and declaration of trust and by-laws, or other similar organizational documents, as the case may be, constituting the Fund.

(g)          “Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(h)          “Prospectus” means the prospectus included in the most recently effective Registration Statements on Form N-2 of the Legg Mason Permal Global Active Strategies Master Fund, Legg Mason Permal Global Active Strategies Fund and Legg Mason Permal Global Active Strategies TEI Fund as filed with the Securities and Exchange Commission.

(i)            “SEC” means the Securities and Exchange Commission.

(j)            “Securities Laws” mean the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations promulgated thereunder.

(k)           “Shareholder” means a record owner of Shares of the Fund.

(l)            “Shares” refer collectively to the shares of beneficial interest or class thereof of the Fund as may be issued from time to time.

(m)          “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.